UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 9, 2004
(Date of Report (Date of earliest event reported))

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	011-11981	52-1449733

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

621 East Pratt Street, Suite 300 Baltimore, Maryland		21202

(Address of principal executive offices)		(Zip Code)

(443) 263-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 30, 2004, Municipal Mortgage & Equity, LLC (the “Company”) entered into an Amendment (the “Amendment”) to the Employment Agreement, dated July 1, 2003, with Mark K. Joseph, the Company’s Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the Amendment, Mr. Joseph will resign as the Company’s Chief Executive Officer as of December 31, 2004, but will continue to serve as Chairman of the Board of Directors. Mr. Joseph will receive a base salary for the period from January 1, 2005 through June 30, 2005 of $87,500 in consideration for his continued employment with, and his provision of services to, the Company.

The Company entered into an Employment Agreement with Michael L. Falcone on December 30, 2004 (the “Agreement”). Pursuant to the Agreement, Mr. Falcone will serve as the Company’s Chief Executive Officer and President for a three-year term beginning on January 1, 2005 and ending on December 31, 2007. Thereafter, the Agreement will automatically renew for additional one-year periods unless terminated by either party 90 days prior to the end of the initial or renewal period. Mr. Falcone’s initial annual base salary of $425,000 will increase by five percent per year during the term of the Agreement. Mr. Falcone will also be eligible to receive an annual incentive compensation comprised of cash compensation of between $120,000 and $467,500 per year, depending upon his satisfaction of certain performance objectives, and an additional compensation, payable through a combination of restricted shares of the Company and options to purchase shares of the Company, of between $235,000 and $385,000, depending upon his satisfaction of certain performance objectives. In addition, Mr. Falcone will receive a transition management bonus of $200,000.

The Agreement may be terminated by the Company for “cause,” without “cause” or due to Mr. Falcone’s illness, disability or other incapacity and by Mr. Falcone for good reason. If the Agreement is terminated by the Company without “cause” or due to Mr. Falcone’s illness, disability or other incapacity or by Mr. Falcone for good reason, in addition to the compensation set forth in the Agreement, Mr. Falcone will receive severance pay equal to the greater of (i) twenty-four months of base compensation and incentive compensation or (ii) the base compensation and incentive compensation that he would have received during the remaining term of the Agreement. Following a change of control of the Company, if Mr. Falcone is terminated or resigns for good reason, he shall be entitled to three years of base compensation and incentive compensation, in addition to the compensation set forth in the Agreement. Upon Mr. Falcone’s death, the Agreement will terminate and his estate will be entitled to two years of base compensation.

The Agreement also contains certain restrictive covenants and other prohibitions against Mr. Falcone for the longer of (i) 12 months following termination of the Agreement or (ii) the remainder of the term of the Agreement, including those which prohibit him from competing with the Company or soliciting its employees or customers.

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously disclosed in a Form 8-K dated December 9, 2004, the Company announced that Mr. Falcone will succeed Mr. Joseph as Chief Executive Officer of the Company. Please see the descriptions in Item 1.01 above regarding the entry by the Company into an Amendment to the Employment Agreement with Mr. Joseph and an Employment Agreement with Mr. Falcone.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUNICIPAL MORTGAGE & EQUITY, LLC

Date: January 3, 2005

	By:	/s/ WILLIAM S. HARRISON

William S. Harrison Executive Vice President and Chief Financial Officer